EXHIBIT 99.1

[CONCENTRA LOGO]

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA OPERATING CORPORATION ANNOUNCES SUCCESSFUL

COMPLETION OF EXCHANGE OFFER FOR SENIOR SUBORDINATED NOTES

Addison, Texas, October 9, 2003 – Concentra Operating Corporation (the “Company”) today announced the final results of its offer to exchange (the “Exchange Offer”) $150,000,000 aggregate principal amount of its outstanding 9-1/2%Senior Subordinated Notes due 2010 (the “Old Notes”) for $150,000,000 aggregate principal amount of its 9-1/2%Senior Subordinated Notes due 2010, which have been registered under the Securities Act of 1933 (the “New Notes”).

The exchange offer expired today at 5:00 p.m., New York City time. Based on the final count by the exchange agent, 100% of the $150,000,000 aggregate principal amount of the outstanding Old Notes was tendered for exchange.

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

This release shall not constitute an offer or a solicitation of an offer to exchange these securities. The Exchange Offer has and will only be made by the Exchange Offer Prospectus. Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

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